EXHIBIT 4.2

                     HOME PROPERTIES OF NEW YORK, L.P.
                             AMENDMENT NO. 27
                                    TO
                   SECOND AMENDED AND RESTATED AGREEMENT
                          OF LIMITED PARTNERSHIP


     This Amendment amends, as of December 22, 1999, the Second Amended and Restated Agreement of Limited Partnership, as amended ("Partnership Agreement"), dated as of September 23, 1997, of Home Properties of New York L.P. (the "Partnership") among Home Properties of New York, Inc., as general partner (the "General Partner"), and each of the persons listed on Schedule A to the Partnership Agreement, as amended from time to time, as limited partners.

     WHEREAS, the Class A Limited Partnership Interest ("Class A Interest") was created pursuant to Article X of the Partnership Agreement and was issued to the State Treasurer of the State of Michigan, Custodian of Michigan Public School Employees' Retirement System, State Employees' Retirement System, Michigan State Police Retirement System and Michigan Judges' Retirement System (collectively, the "SMRS") as of December 30, 1996.

     WHEREAS, the General Partner has been advised that it is preferable for SMRS to hold their investment through a class of preferred stock of the General Partner rather than through the existing Class A Interest in the Partnership; and

     WHEREAS, the General Partner has created a new class of preferred stock entitled "Series A Convertible Preferred Stock" (the "Series A Preferred Stock") with substantially the same rights and privileges as the Class A Interest pursuant to the terms of Articles Supplementary (the "Articles Supplementary") to the Amended and Restated Articles of Incorporation of the General Partner, as amended; and

     WHEREAS, the General Partner has contributed 1,666,667 shares of the Series A Preferred Stock to the capital of its wholly-owned "qualified REIT subsidiary" Home Properties Trust (the "QRS") so that the QRS may deliver the 1,666,667 shares of Series A Preferred Stock to SMRS in exchange for the Class A Interest currently held by SMRS and, thereafter, hold such Class A Interest pursuant to the terms of the Amendment to Partnership Interest Purchase Agreement and Exchange Agreement, dated as of the date hereof, among the General Partner, the Partnership and SMRS (the "Exchange Agreement"); and

     WHEREAS, SMRS has agreed to exchange its Class A Interest for 1,666,667 shares of the Series A Preferred Stock as further provided in the Exchange Agreement; and

     WHEREAS, the parties desire to reflect the withdrawal, as of December 22, 1999, of SMRS as a partner of the Partnership and to reflect to admission of the QRS as holder of all of the Class A Interest and to amend certain rights and benefits of the Class A Interest to parallel those set forth for the Series A Preferred Stock in the Articles Supplementary.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in the Exchange Agreement and this Amendment, SMRS, the Partnership, and the General Partner agree as follows:

     1. Except as otherwise defined herein, capitalized terms used in this Amendment shall have the meaning ascribed thereto in the Partnership Agreement.

     2. SMRS hereby transfers and assigns the Class A Interest to the QRS and the QRS assumes such Class A Interest, modified as set forth below, and SMRS hereby withdraws as a limited partner of the Partnership effective as of December 1, 1999. The General Partner hereby consents to the admission of the QRS as a limited partner of the Partnership holding the Class A Interest and the Trust is so admitted.

     3. Article X of the Partnership Agreement is hereby deleted and replaced in its entirety with the following:

                                 ARTICLE X
                   CLASS A LIMITED PARTNERSHIP INTERESTS

          Section 10.01  NAME.  Pursuant to Section 3.03 of this
      Partnership Agreement, a class of Partnership Interest was created as of December 30, 1996 known as the Class A Limited Partnership Interest (the "Class A Interest").

          Section 10.02 CAPITAL CONTRIBUTION. On December 30, 1996, the State Treasurer of the State of Michigan, Custodian of Michigan Public School Employees' Retirement System, State Employees' Retirement System, Michigan State Police Retirement System and Michigan Judges' Retirement System ("SMRS") contributed $35,000,000 (the "Original Investment") to the Partnership in consideration for the issuance to it by the Partnership of the Class A Interest which was deemed to be the Capital Contribution of the Class A Interest Holder(s). The QRS shall assume the Capital Account of SMRS with respect to the Class A Interest as of December 1, 1999.

          Section 10.03 STATUS OF HOLDERS. Holder(s) of all or any portion of the Class A Interest shall be Limited Partner(s) of the Partnership and, except as otherwise provided herein, shall be entitled to all of the rights and privileges of the other Limited Partners, as well as the additional rights and privileges described below. For purposes of voting on matters that must be approved by the Limited Partners, the Class A Interest Holder(s) shall be deemed to hold the number of Units equal to $35,000,000 divided by the Conversion Price times the percentage of the Class A Interest originally issued hereby that has not been converted into Conversion Units (as defined in, and subject to adjustment in accordance with, Section 10.06(b) below) provided, however, if at any time the Class A Interest is held by an Affiliated Person, the Class A Interest Holder(s) shall have no right to vote on matters that must be approved by the Limited Partners other than those matters to be voted on by the Class A Interest Holder(s) as a class, as set forth in Section 10.08 below.
          Section 10.04 CERTAIN ADDITIONAL DEFINITIONS. As used in this Article X, the following terms have the meaning set forth below:

          "Accrued Return" has the meaning set forth in Section
      10.05(e).
          "Articles Supplementary" shall mean the Articles
      Supplementary relating to the Series A Preferred Stock.

          "Board of Directors" shall mean the Board of Directors of the General Partner.

          "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

          "Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

          "Common Stock" means the General Partner's common stock, par value $.01 per share.

          "Conversion Date" has the meaning set forth in Section
      10.06(a)
          "Conversion Notice" has the meaning set forth in Section
      10.06(a).
          "Conversion Price" has the meaning set forth in Section
      10.06(b).
          "Conversion Right" has the meaning set forth in Section
      10.06(a).
          "Conversion Units" means the Units received on conversion of all or any of the Series A Interest that have not previously been sold or otherwise transferred on a Public Basis.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Junior Units" has the meaning set forth in Section
      10.07(a).

          "Market Value" means, with respect to a share of Common Stock, the average of the daily market price for the 10 consecutive trading days immediately preceding the date on which the Market Value is to be determined. The market price for each such trading day shall be: (i) if the shares of Common Stock are listed or admitted to trading on any securities exchange or the NASDAQ-National Market System, the closing price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day, or (ii) if the shares of Common Stock are not listed or admitted to trading on any securities exchange or the NASDAQ-National Market System, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the General Partner, or if no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by the General Partner, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than 10 days prior to the date in question) for which prices have been so reported; provided, that if there are no bid and asked prices reported during the 10 days prior to the date in question, the Market Value of a share of Common Stock shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

          "9.0% Preferred Return Period" has the meaning set forth in
      Section 10.05(a).
          "Parity Units" has the meaning set forth in Section10.07(a).
          "Preferred Return" has the meaning set forth in Section
      10.05(a).

          "Preferred Return Payment Date" has the meaning set forth in Section 10.05(c).
          "Public Basis" means the sale of any shares of Common Stock by means of any public stock exchange or in any Public
      Offering.

          "Public Offering" means a public offering of shares of Common Stock or shares of Preferred Stock of the General Partner or interests in the Partnership (including Units), other than a registration relating solely to the sale of securities to participants in a dividend reinvestment plan, a registration relating to a business combination or similar transaction permitted to be registered on a Form S-4 or any form serving a comparable purpose, a registration relating solely to the sale of securities to participants in a stock or employee benefit plan, or a registration permitted under Rule 462 under the Securities Act registering additional securities of the same class as were included in an earlier registration statement for the same offering and declared effective.

          "Qualified REIT Subsidiary" means the Partnership, the QRS or any other qualified real estate investment trust subsidiary, as such term in defined in the Code, of the General Partner.

          "Securities Act" means the Securities Act of 1933, as amended.
          "Senior Units" has the meaning set forth in Section
      10.07(a).
          "Series A Issuance Date" has the meaning set forth in
      Section 10.05(c).
          "Series A Liquidation Preference" has the meaning set forth in Section 10.09(a).
          "Series A Preferred Stock" means the class of preferred stock described in the Articles Supplementary and designated "Series A Convertible Preferred Stock ."

          "SMRS" means Michigan Public School Employees' Retirement System, State Employees' Retirement System, Michigan State
      Police Retirement System and Michigan Judges' Retirement
      System.

      Section 10.05 PREFERRED RETURN.
            (a) The General Partner shall pay a distribution equal to the Preferred Return to the holders of the Series A Interest on a quarterly basis in accordance with Section 10.05(c) prior to the payment of any distributions to the holders of Junior Units, whether such distributions constitute Available Cash, a return of capital or other distribution. Commencing as of December 1, 1999 and, except as provided below in this subparagraph, continuing to December 30, 2003 (the "9.0% PREFERRED RETURN PERIOD"), the holders of the Class A Interest shall receive, on a quarterly basis in accordance with Section 10.05 (c), a distribution equal to the greater of: (x) an amount equal to the product of (i) the number of Units equal to $35,000,000 divided by the Conversion Price times the percentage of the Class A Interest originally issued hereby that has not been converted into Conversion Units (as defined in, and subject to adjustment in accordance with, Section 10.06(b) below) held by such holders multiplied by the Series A Liquidation Preference and
      (ii) 2.25% (or 9.0% per annum), or (y) an amount equal to the dividends and other distributions that would have been paid on the number of Conversion Units equal to $35,000,000 divided by the Conversion Price (as such may be adjusted from time to time pursuant to Section 10.05(d)) (the "PREFERRED RETURN"). Notwithstanding the above, if on December 30, 2003, the holders of the Class A Interest have not been paid actual distributions of at least $809,375 (as such may be adjusted from time to time pursuant to Section 10.05(d)) on each of the prior eight (8) consecutive Preferred Return Payment Dates (as hereinafter defined) or any distribution of a Preferred Return from any prior period remains unpaid, the 9.0% Preferred Return Period shall continue until the Preferred Return Payment Date which shall be the eighth (8th) consecutive Preferred Return Payment Date thereafter occurring on which the holders of the Class A Interest have been paid actual distributions of at least $809,375 (as such may be adjusted from time to time pursuant to Section 10.05(d)) and until there remains outstanding no unpaid distribution of a Preferred Return.

            (b) On and after December 30, 2003, the holders of the Class A Interest shall continue to receive, on a quarterly basis in accordance with Section 10.05(c), an amount equal to the dividends and other distributions that would have been paid on the number of Conversion Units equal to $35,000,000 divided by the Conversion Price (as such may be adjusted from time to time pursuant to Section 10.06(b)).

      (c) The distributions required by this Section 10.05 shall be cumulative, shall accrue from the Series A Issuance Date (as hereinafter defined) and shall be payable to the holders of the Class A Interest, when, as and if declared by the Board of Directors, out of funds legally available for the payment of distributions, on a calendar quarterly basis on the same date that the General Partner pays a quarterly or other distribution to the holders of the Units. If the General Partner does not pay a distribution to the holders of the Units, the distributions required by this Section 10.05 shall be payable on the fourth Tuesday of each of February, May, August and November or on the next Business Day thereafter if such day shall not be a Business Day. Each of the dates on which such a distribution shall be so payable shall be a "PREFERRED RETURN PAYMENT DATE." The first distribution payable to the holders of the Class A Interest after the Series A Issuance Date shall be pro-rated for the number of days occurring from the date the 1,666,667 shares of Series A Preferred Stock are originally issued to SMRS (the "SERIES A ISSUANCE DATE") to and including the last day of the calendar quarter in which the Series A Issuance Date occurs.
      (d) To the extent that any portion of the Class A interest is converted into Conversion Units in accordance with Section 10.06 below, the distributions described in Sections 10.05(a) and 10.05(b) above shall terminate with respect to the portion of the Class A Interest so converted; provided, however, that on the next Preferred Return Payment Date the holders of the Conversion Units issued upon the conversion of the Class A Interest corresponding to the number of Series A Preferred Stock converted shall receive a distribution equal to the distribution which would otherwise have been payable with respect to such the equivalent portion of the Class A Interest multiplied by a fraction, the numerator of which is the number of days between the Preferred Return Payment Date immediately preceding the conversion and the date of the conversion and the denominator of which is 90, less any distribution payable to the holders of Units during the same 90 day period.
      (e) To the extent that a distribution required by this Section 10.05 is not paid on any Preferred Return Payment Date, the amount not paid shall accumulate and accrue interest at the rate of 9.0% per annum during the 9.0% Preferred Return Period, compounded quarterly on each Preferred Return Payment Date that it remains unpaid (the "ACCRUED RETURN"). Thereafter, any distributions paid by the General Partner shall first be applied to pay any Accrued Return previously due, but not paid.
      (f) So long as any of the Class A Interest is outstanding, no distributions (other than dividends or distributions paid in kind, or options, warrants or rights to subscribe for or purchase of, Junior Units) shall be declared or paid or set apart for payment by the General Partner or the Partnership or other distribution of cash or other property declared or made directly or indirectly by the General Partner, the Partnership or any affiliate or any Person acting on behalf of the General Partner or the Partnership or any of their affiliates with respect to any Junior Units, nor shall any shares of Junior Units, be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Units made for purposes of an employee incentive or benefit plan of the General Partner or any subsidiary or an acquisition of an immaterial number of Units as determined by the Board of Directors to be in the best interests of the General Partner and/or the Partnership) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Units) directly or indirectly by the General Partner, the Partnership or any affiliate or any Person acting on behalf of the General Partner, the Partnership or any of their affiliates (except by conversion into or exchange for Junior Units or Conversion Units), nor shall any other cash or other property otherwise be paid or distributed to or for the benefit of any holder of Junior Units in respect thereof, directly or indirectly, by the General Partner, the Partnership or any affiliate or any Person acting on behalf of the General Partner, the Partnership or any of their affiliates unless in each case (i) the full cumulative distributions (including all accumulated, accrued and unpaid dividends) on the Class A Interest and any other Parity Units of the Partnership shall have been paid or such distributions have been declared and set apart for payment for all past periods with respect to the Class A Units and all past distribution periods with respect to such Parity Units and
      (ii) sufficient funds shall have been paid or set apart for the payment of the full dividend for the current dividend period with respect to the Class A Interest and the current dividend period with respect to such Parity Units. In addition, none of the actions described in this Section 10.05(f) regarding Junior Units, shall be made with respect to Parity Units, other than on a pari passu basis with the Class A Interest.
      Section 10.06. CONVERSION RIGHTS.
      (a) All or a portion of the Class A Interest shall be deemed to have automatically converted into Conversion Units upon any conversion of the Series A Preferred Stock as provided in the Articles Supplementary (the "CONVERSION RIGHT"). In the event that any holder of the Series A Preferred Stock has exercised its Conversion Right, the General Partner shall notify the holders of the Class A Interest that their interest shall automatically be converted on a pro rata basis with respect to that portion of the Class A Interest corresponding to the number of shares of Series A Preferred Stock that are to be converted (the "CONVERSION NOTICE"). Within 10 days after the giving of a Conversion Notice (the "CONVERSION DATE"), the General Partner will notify each holder of the Class A Interest of the number of Units issuable upon the conversion of the portion of the Class A Interest specified in such Conversion Notice. Any fractional Unit arising upon a conversion will be settled as provided in Section 10.06(e). The portion of the Class A Interest so redeemed will no longer be deemed to be outstanding and all rights of the holder with respect to that potion of the Class A Interest so converted will immediately terminate, except the right to receive Units and any unpaid Accrued Return and/or other accumulated, accrued and unpaid distributions.
      (b) Upon each conversion, the holder of the shares of Class A Interest so converted will receive that number of Conversion Units as shall equal the product of (i) the percentage determined by dividing the number of shares of Series A Preferred Stock so converted by the 1,666,667 shares of the Series A Preferred Stock originally issued hereby and (ii) $35,000,000, divided by the Conversion Price, for the shares of Class A Preferred Stock determined in accordance with the Articles Supplementary, which as of December 1, 1999 was $21.00, and is subject to adjustment as provided in the Articles Supplementary (the "CONVERSION PRICE").
      (c) The General Partner will at all times reserve and keep available, free from preemptive rights, for the purpose of effecting conversion of the Class A Interest, the maximum number of Units which the General Partner would be required to deliver upon the conversion of all the outstanding Class A Interest. For the purpose of this Section 10.06(c), the number of Units which the General Partner would be required to deliver upon the conversion of all of the Class A Interest will be computed as if at the time of the computation all the outstanding Class A Interest were held by a single holder.
      (d) No fractional Units will be issued upon conversion of the Class A Interest. Any fractional Unit resulting from conversion of the Class A Interest will be paid in cash (computed to the nearest cent) based on the Market Value of the HP Shares on the trading day next preceding the Conversion Date.
      (e) With respect to Conversion Dates occurring on or after December 31, 2001, a holder of the Class A Interest so converted shall receive, in addition to the Units to be issued pursuant to Section 10.06(b), that additional number of Units, if any, as shall be necessary in order that such holder will receive, on the next date on which distributions are paid by the General Partner with respect to the Units, distributions equal to $.4725 per share of the Conversion Units converted, assuming that the distribution paid per Unit did at the time of conversion not change from the distribution paid on the payment date immediately preceding the Conversion Date.
      (f) Except as otherwise provided in Sections 10.06(a) and (b), the Class A Interest shall not be convertible in to any other securities of the Partnership or the General Partner.
      Section 10.07. RANKING.
      (a) Any class or series of interests in the Partnership shall be deemed to rank:
      (i) prior or senior to the Class A Interest, as to the payment of periodic distributions and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of the Class A Interest ("SENIOR
      UNITS");
      (ii) on a parity with the Class A Interest, as to the payment of periodic distributions and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the distribution rates, payment dates or redemption or liquidation prices per share thereof be different from those of the Class A
      Interest, if the holders of such class of stock or series and the Class A Interest shall be entitled to the receipt of periodic distributions and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid distributions per share or liquidation preferences, without preference or priority of one over the other ("PARITY UNITS"); and
      (iii) junior to the Class A Interest, as to the payment of periodic distributions or as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be Units or if the holder of the Class A Interest shall be entitled to receipt of periodic distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of such class or series (the "JUNIOR UNITS").
      (b) The Class A Interest is prior in right and senior to the Class B Interest as to the payment of periodic distributions and as to distribution of assets upon liquidation, dissolution or winding up.
      Section 10.08. VOTING RIGHTS.
      (a) GENERAL. Except as set forth below, the holders of the Class A Interest shall vote together with the other Limited
      Partners as a single class, provided, however, that any portion of the Class A Interest held by an Affiliated Person, will not have any voting rights, except as set forth below.
      (b) CERTAIN VOTING RIGHTS.  So long as any portion of the Class
      A Interests remain outstanding, the Partnership shall not, without the affirmative vote of the holders of at least a majority in interest of the Class A Interest outstanding at the time (i) designate or create, or increase the authorized or issued amount of any class or series of Senior Units or reclassify any authorized interests in the Partnership into any such class or series, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such class of series of Senior Units,
      (ii) designate or create, or increase the authorized or issued amount of, any class or series of Parity Units or reclassify any authorized interests in the Partnership into any such class or series, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such class or series, or (iii) either (A) consolidate, merge into or with, or convey, transfer or lease its assets substantially as an entirety, to any corporation or other entity, or (B) amend, alter or repeal the provisions of the Partnership Agreement (including this Article X), whether by merger, consolidation or otherwise, in each case that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Class A Interest or the holders thereof; provided, however, that with respect to the occurrence of a merger, consolidation or a sale or lease of all of the Partnership's assets as an entirety, so long as
      (a) the Partnership or the General Partner is the surviving entity and the Class A Interest or a Convertible Units remains outstanding with the terms thereof unchanged, or (b) the resulting, surviving or transferee entity is a corporation, partnership or similar entity organized under the laws of any state and substitutes the Class A Interest for other preferred securities having substantially the same terms and same rights as the Class A Interest, including with respect to distributions, voting rights and rights upon liquidation, dissolution or winding-up, then the occurrence of any such event shall not be deemed to materially and adversely affect such rights, privileges or voting powers of the holders of the Class A Interest; provided, further, that any increase in the amount of authorized preferred interest or the creation or issuance of any other class or series of preferred interest, or any increase in an amount or authorized number of each class or series, in each case ranking either junior to the Class A
      Interest with respect to payment of periodic distributions and the distribution of assets upon liquidation, dissolution or winding-up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.
      Section 10.09  LIQUIDATION, DISSOLUTION OR WINDING UP.
      (a) Upon liquidation, dissolution, or winding up (voluntary or otherwise) of the Partnership, the holders of Class A Interest shall receive an amount equal to $35,000,000 multiplied by a fraction, the numerator of which is the number of shares of Series A Preferred Stock outstanding and the denominator of which is 1,666,667, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation
      Preference"). Following the payment of the full amount of the Series A Liquidation Preference, and the capital adjustment in respect of all outstanding preferred interests and Units, respectively, shall receive their ratable and proportionate share of the remaining assets to be distributed with respect to such preferred interests and Units, on a per unit equivalent basis, respectively.
      (b) For purposes of this Section 10.09, a consolidation or a merger of the Partnership with another entity wherein the Partnership, the General Partner or an Affiliated Person is not the surviving entity, or a sale of all or substantially all of the Partnership's assets for cash or securities other than to the General Partner or an Affiliated Person, will be considered a liquidation of the Partnership.
          Section 10.10. REDEMPTION OF THE CLASS A INTEREST
      (a) The Class A Interest is not redeemable by the Partnership prior to December 30, 2006. On and after December 30, 2006, the Partnership, upon not less than 20 Business Days written notice, shall redeem, in whole but not in part, the remaining
      Class A Interest to the extent that the General Partner redeems shares of the Series A Preferred Stock that have not yet been converted into Common Stock, at a redemption price per share equal to $35,000,000 multiplied by a fraction, the numerator of which is the number of shares of Series A Preferred Stock then outstanding and the denominator of which is 1,666,667 plus an amount equal to accrued and unpaid distributions thereon, whether or not declared, to the date of such redemption.
      Within 10 Business Days prior to such redemption, the General
      Partner shall notify the holders of the Class A Interest as to whether any holders of the Series A Preferred Stock plan to exercise their right under the Articles Supplementary to convert such remaining shares of Series A Preferred Stock into Common Stock prior to the redemption of the Series A Preferred
      Stock. If the holders of the Series A Preferred Stock do not so exercise their Conversion Right and, accordingly, none of the Class A Interest is converted into Conversion Units as provided in Section 10.06, then upon payment of the Redemption
      Price, all of the rights of the holders of the Class A Interest under this Partnership Agreement shall terminate.
      (b) Unless full cumulative distributions on all shares of Senior Units and Parity Units shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, none of the Class A Interest, any other Senior Units or any Parity Units shall be redeemed unless all of the Class A
      Interest, other Senior Units and Parity Units are simultaneously redeemed. Furthermore, unless full cumulative distributions on any outstanding Class A Interest, other Senior
      Units and Parity Units have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, neither the Partnership nor the General Partner shall purchase or otherwise acquire, directly or indirectly, the Class A Interest, any other Senior Units or any Parity Units (except by conversion into or exchange for shares of Junior Units).
      (c) The Class A Interest will not be subject to any sinking fund or mandatory redemption.
          Section 10.11 TRANSFER RIGHTS. The Class A Interest shall not be transferred by the QRS in whole or in part except to the General Partner or any Affiliated Person (which is not an individual). Upon receipt of a duly executed assignment of Class A Interest to such a permitted transferee, the General
      Partner shall execute an amendment to this Partnership
      Agreement adding the name or names of such Persons to Schedule
      A and the assignee shall be admitted to the Partnership as an Additional Limited Partner.

      4. Entire Agreement. This Amendment, the Partnership Agreement, the Articles Supplementary and the Exchange Agreement contain the entire agreement between the parties with respect to the matters contained herein, and supersede all negotiations, agreements, representations, warranties, commitments, whether in writing or oral, prior to the date hereof.
      5. Execution and Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one instrument. Each party shall receive a duplicate original of the counterpart copy or copies executed by it and by the General Partner.
      6. Full Force and Effect. Except as expressly set forth in this Amendment the Partnership Agreement shall continue in full force and effect as written and shall be enforceable against the parties thereto in accordance with its terms except as amended hereby.

          IN WITNESS WHEREOF, this Amendment No. 27 to the Second Amended and Restated Agreement of Limited Partnership of Home Properties of New York, L.P. is hereby executed on the dates set forth below to be effective as of the date first above written.


      Date: December 22, 1999 GENERAL PARTNER
                              HOME PROPERTIES OF NEW YORK, INC.


                              By:/S/ Norman P. Leenhouts
                                         Norman P. Leenhouts
                                   Its:  Chairman

                                   WITHDRAWING CLASS A LIMITED
                                   PARTNER

      Date: December 22, 1999 STATE TREASURER OF THE STATE OF
      MICHIGAN, CUSTODIAN OF MICHIGAN PUBLIC SCHOOL EMPLOYEES'
      RETIREMENT SYSTEM, STATE EMPLOYEES' RETIREMENT SYSTEM, MICHIGAN STATE POLICE RETIREMENT SYSTEM AND MICHIGAN JUDGES' RETIREMENT SYSTEM
      By:  /s/ Jon Braeutigam
           -------------------------
               Jon Braeutigam, Administrator


      NEW CLASS A LIMITED PARTNER
                                   HOME PROPERTIES TRUST
      Date: December 22, 1999
                                   By:/s/ Norman Leenhouts
                                   Title:




 Date: December __, 1999 LIMITED PARTNERS LISTED ON ATTACHED SCHEDULE A:
                                   By: Home Properties of New York, Inc.,
                                   as attorney-in-fact

                                   By: ___________________
                                   Title: __________________